As filed with the Securities and Exchange Commission on September 23, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PPL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2758192
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(Address, including zip code, of registrant’s principal executive offices)

James E. Abel

Vice President-Finance and Treasurer

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(610) 774-5151

(Name, address and telephone number of agent for service)

Copies of all notices, orders and communication to:

Vincent Pagano, Jr., Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(a)	Proposed maximum offering price per unit(a)(b)	Proposed maximum aggregate offering price(a)(b)	Amount of registration fee(a)
Common Stock, $0.01 par value	6,000,000	$32.29	$193,740,000	$22,804

(a)	Pursuant to Rule 429, the prospectus included in this Registration Statement also relates to 873,644 shares of Common Stock (adjusted to reflect PPL Corporation’s two-for-one stock split made payable on August 24, 2005) previously registered under the Registration Statement on Form S-3 (File No. 333-102845) of PPL Corporation. Registration fees with respect to those shares of Common Stock were previously paid.
(b)	Estimated solely for the purpose of calculating the registration fee. The price shown is based on the average of the high and low sales prices for the Common Stock on the New York Stock Exchange consolidated tape on September 20, 2005 in accordance with Rule 457(c).

Pursuant to Rule 416(a) under the Securities Act, the Registration Statement also is amended to cover any additional shares of Common Stock which may be issued under the applicable equity-based compensation plans to prevent dilution resulting from any subsequent stock split, stock dividend or similar transaction.

PPL CORPORATION

Dividend Reinvestment Pan

CUSIP # 69351T 10 6

The Dividend Reinvestment Plan of PPL Corporation (the “Plan”) provides participants in the Plan with a convenient way of investing cash dividends and cash payments in additional shares of our Common Stock.

Participants in the Plan may:

•	have cash dividends on their Common Stock of PPL Corporation and their Preferred Stock of PPL Electric Utilities Corporation automatically reinvested in shares of PPL Corporation Common Stock;

•	invest optional cash payments on a monthly basis of up to $80,000 in a calendar year; and

•	deposit certificated shares of our Common Stock registered in their names to their Plan accounts for safekeeping.

In addition, employees of some of our subsidiaries may invest in shares of our Common Stock through automatic payroll deductions and through optional cash payments.

The price for newly issued shares of Common Stock will be the average of the high and low sale prices of the Common Stock on the investment date. The price for shares of Common Stock purchased in the open market will be determined by dividing the total cost of all shares purchased by the number of shares so purchased.

Shareowners who do not wish to participate in the Plan will receive dividends, as declared, in the usual manner. The amount of any future dividends paid by PPL Corporation or PPL Electric Utilities Corporation will depend upon future earnings, cash flows, financial condition and other factors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 23, 2005.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation files reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world-wide Web site that contains reports, proxy statements and other information about issuers, such as PPL Corporation, who file electronically with the Commission. The address of that site is http://www.sec.gov.

PPL Corporation Common Stock is listed on the New York Stock Exchange and the Philadelphia Stock Exchange (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, reports, proxy statements and other information concerning PPL Corporation can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179. PPL Corporation maintains an Internet site at http://www.pplweb.com (which is not intended to be an active hyperlink herein), which contains information concerning PPL Corporation and its affiliates. The information at PPL Corporation’s Internet site is not incorporated in this Prospectus by reference, and you should not consider it a part of this Prospectus.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede that information. This Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Report(s) on Form 10-Q	Quarters ended March 31, 2005 and June 30, 2005

Current Reports on Form 8-K	March 31, May 13, July 27 (amended by Current Report on Form 8-K/A filed September 7), August 19, August 30 (related to events of August 26) and August 31, 2005

PPL Corporation’s Registration Statement on Form 8-B	April 27, 1995

We are also incorporating by reference additional documents that PPL Corporation files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this Prospectus and the termination of the offering made by this Prospectus.

PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: PPL Investor Services Department

Telephone: 1-800-345-3085

GENDER REFERENCE

References herein to “he,” “him,” and “his” include the feminine forms of such terms.

THE COMPANY

We are a holding company with headquarters in Allentown, Pennsylvania. Our subsidiaries include: PPL Electric Utilities Corporation, which provides electricity delivery service in eastern and central Pennsylvania; PPL Energy Supply, LLC, a holding company for our unregulated businesses; PPL EnergyPlus, LLC, which sells energy and energy services in competitive wholesale and deregulated retail markets; PPL Generation, LLC, which owns and operates our U.S. generation facilities; PPL Montana, LLC, which generates electricity for wholesale and retail customers in Montana and the Northwest; PPL Global, LLC, which owns and operates international energy businesses that are focused on the distribution of electricity; and PPL Gas Utilities Corporation, which provides natural gas distribution, transmission and storage services and sells propane.

Our principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and our telephone number is (610) 774-5151. We also can be contacted through our Investor Services Department via telephone by calling toll-free at (800) 345-3085 or via e-mail at invserv@pplweb.com.

DESCRIPTION OF THE PLAN

The following is a question and answer description of the Dividend Reinvestment Plan of PPL Corporation.

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide participants with a convenient way of investing cash dividends on shares of Common Stock of PPL Corporation and Preferred Stock of PPL Electric Utilities Corporation and cash payments in additional shares of Common Stock of PPL Corporation.

Under the terms of their respective articles of incorporation, PPL Corporation is authorized to issue Preferred Stock in series from time to time and PPL Electric Utilities Corporation is authorized to issue Preference Stock in series from time to time in addition to its Preferred Stock. In the event that PPL Corporation issues Preferred Stock or PPL Electric Utilities Corporation issues Preference Stock in the future, the dividends paid on those shares may be reinvested pursuant to the Plan in additional shares of Common Stock of PPL Corporation. For convenience, throughout the balance of this Prospectus, the term “Preferred Stock” means the Preferred Stock of PPL Corporation and the Preferred and Preference Stock of PPL Electric Utilities Corporation, and the term “Common Stock” means the Common Stock of PPL Corporation.

Specifically, participants in the Plan may (a) have cash dividends on their shares of Preferred Stock and Common Stock automatically reinvested in Common Stock or (b) continue to receive cash dividends on their shares and invest by making optional cash payments of up to $80,000 in a calendar year or

(c) invest both their cash dividends and such optional cash payments. In addition, employees of certain subsidiaries of PPL Corporation may invest in shares of Common Stock through automatic payroll deductions and through optional cash payments. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to participants’ accounts. In addition, dividends with respect to such fractions, as well as full shares, will be credited to participants’ accounts. Regular Dividend Reinvestment Plan Account Statements provide each participant who is reinvesting his dividends with a record of each transaction.

Shares purchased through the Plan will, at the option of PPL Corporation, be either newly issued shares of Common Stock or shares purchased in the open market. To the extent that shares of Common Stock purchased with reinvested dividends, optional cash payments or employee payroll deductions are purchased from PPL Corporation as newly issued shares, PPL Corporation will have available funds for its general corporate purposes.

Participants may deposit to their Plan accounts for safekeeping shares of Common Stock registered in their names. See Question #24 for information concerning the certificate safekeeping features of the Plan.

The Plan also provides a convenient method for participants to sell or withdraw shares of Common Stock held in their accounts under the Plan. See Questions #28 and #29 for additional information concerning the disposition of shares credited to participants’ accounts.

ADMINISTRATION

2.	Who administers the Plan for participants?

Wells Fargo Shareowner Services, and/or such other agent as PPL Corporation may from time to time designate, administers the Plan on behalf of PPL Corporation, keeps records, sends quarterly (or more frequent) Dividend Reinvestment Plan Account Statements to participants who are reinvesting their dividends and performs other duties relating to the Plan. Purchases of shares of Common Stock in the open market will be made by a broker selected by Wells Fargo Shareowner Services, which may be an affiliate of Wells Fargo Shareowner Services. Shares of Common Stock purchased under the Plan will be registered in Wells Fargo Shareowner Services’ name, as nominee, and allocated to participants’ accounts.

Questions concerning a participant’s account under the Plan should be directed to Wells Fargo Shareowner Services. Wells Fargo Shareowner Services can be contacted, and transactions can be effected, as indicated below. See Question #18 for information regarding the types of inquiries that can be made, and transactions that can be effected, over the Internet or by telephone.

For Mail Inquiries/Transactions:	Wells Fargo Shareowner Services
PPL Corporation Plan
P.O. Box 64856
St. Paul, MN 55164-0856

For Overnight Deliveries:	Wells Fargo Shareowner Services
PPL Corporation Plan
161 N. Concord Exchange
South St. Paul, MN 55075-1139

For Telephone Inquiries/Transactions:	1-866-280-0245 (toll-free) 651-453-2129

For Fax Transactions:	651-450-4085

For Internet Inquiries/Transactions:	www.shareowneronline.com (account transactions)
www.wellsfargo.com/shareownerservices (general inquiries)

PARTICIPATION

3.	Who is eligible to participate in the Plan?

All holders of record of shares of Common Stock and Preferred Stock are eligible to participate in the Plan. To be eligible to participate in the Plan, beneficial owners whose only shares are registered in names other than their own—such as a trustee, broker or bank nominee—must first become holders of record by having their shares transferred into their names unless such trustee or broker or bank nominee participates in the Plan. See Question #6 for information concerning participation in the Plan by nominee holders.

Employees of certain subsidiaries of PPL Corporation are eligible to participate in the Plan through automatic payroll deductions and/or optional cash payments even though they do not have any shares registered in their names. Those employees who are not residents or citizens of the United States are eligible to participate in the Plan only if their participation would not violate any applicable local laws.

4.	Can a participant open a new account in the name of another person?

Yes. A participant may direct Wells Fargo Shareowner Services (or such other agent as designated by PPL Corporation) to open a new account in the name of another person—for example, a family member. To open the account, the participant simply submits a New Account Sponsor Form, with the name and signature of the participant and the name, address, social security number and signature of the person for whom the new account is being opened, along with a check for the initial optional cash payment. The initial optional cash payment to the new account is subject to the limitations described in Question #16 and will be invested in accordance with Question #17. At that time, the designated person will become a full participant in the Plan.

New Account Sponsor Forms may be obtained by contacting Wells Fargo Shareowner Services as indicated in Question #2.

PARTICIPATION BY SHAREOWNERS

5.	How does a shareowner participate?

A shareowner who is not currently participating may join the Plan at any time by completing an Authorization Form and returning it to Wells Fargo Shareowner Services. If the Authorization Form returned by a shareowner entitled to a dividend is received by Wells Fargo Shareowner Services on or before the record date for a particular dividend, that dividend will be paid and/or reinvested in accordance with that Authorization Form. If the Authorization Form is received by Wells Fargo Shareowner Services after the record date for a particular dividend, then the request made in the Authorization Form will not become effective until the next dividend. For example, in order to reinvest the quarterly dividend payable on October 1, a shareowner’s Authorization Form must be received by Wells Fargo Shareowner Services no later than the record date for that dividend in September. If the Authorization Form is received after that record date, the dividend payable on October 1 will be paid in cash and the shareowner’s participation in the Plan will begin with the dividend payable on January 1.

Those shareowners who do not wish to participate in the Plan will receive dividends, as declared, in the usual manner.

Authorization Forms may be obtained by contacting Wells Fargo Shareowner Services as indicated in Question #2.

6.	What does the shareowner Authorization Form provide?

The shareowner Authorization Form allows each shareowner to decide the extent to which he wants to participate in the Plan. By checking the appropriate box on the Authorization Form, a shareowner may indicate whether he wants to (a) reinvest dividends paid on all, none or a percentage of the shares of

Common Stock registered in his name or (b) reinvest dividends paid on all or none of the shares of Preferred Stock registered in his name or (c) reinvest dividends paid on both the shares of Common Stock and the shares of Preferred Stock registered in his name or (d) participate in the Plan by making optional cash payments only. If no election is made with respect to the reinvestment of dividends, then all dividends credited to a participant’s account will be reinvested. Participants may change these options by contacting Wells Fargo Shareowner Services as indicated in Question #2. With respect to changes to dividend reinvestment options, change requests received on or before the record date for a particular dividend will be effective for that dividend, while change requests received after the record date for a particular dividend will be effective for the next dividend.

A nominee holder—such as a trustee, broker or bank—who wishes to reinvest dividends on only a portion of the shares of Preferred Stock or Common Stock registered in its name may obtain additional information and an appropriate authorization card by contacting Wells Fargo Shareowner Services as indicated in Question #2.

PARTICIPATION BY EMPLOYEES

7.	How does an employee participate?

An employee may join the Plan at any time by requesting an Employee Authorization Form from:

PPL Services Corporation

Investor Services Department

Two North Ninth Street

Allentown, PA 18101-1179

1 (800) 345-3085 (toll-free)

invserv@pplweb.com

A completed Employee Authorization Form should be returned to PPL Services Corporation. Participants who are employees of subsidiaries located outside of the United States may be given the name of a contact person within their company or locally situated who will assist them in joining the Plan, subject to applicable local laws that may prohibit participation in the Plan.

8.	What does the Employee Authorization Form provide?

The Employee Authorization Form allows each employee to decide the extent to which he wants to participate in the Plan. By checking the appropriate box on the Employee Authorization Form, an employee may indicate whether he wants to (a) invest in shares of Common Stock through automatic payroll deductions on the PPL Services Corporation payroll system and/or (b) participate in the Plan by making optional cash payments only.

9.	What about payroll deductions?

Investing in shares of Common Stock through automatic payroll deductions will only be available to employees who are paid through the PPL Services Corporation payroll system. Those employees who are not paid through the PPL Services Corporation payroll system will be advised by an appropriate contact person within their company or locally situated how investments should be made.

Payroll deduction authorizations will be for an indefinite period of time. The employee will specify on the Authorization Form the amount to be withheld from his pay each month. The minimum monthly deduction is $2.00.

Payroll deductions will be invested monthly in the same manner as optional cash payments. One-half of the deduction will be withheld from the employee’s pay for the first pay period ended in each month and the remainder from the employee’s pay for the second pay period ended in each month. In the event that there is a third pay period in any month, no deduction will be made for that pay period.

10.	How do I change my payroll deduction?

The amount of payroll deduction can be revised, changed or terminated at any time by written notice to PPL Services Corporation, Investor Services Department, Two North Ninth Street, Allentown, PA 18101-1179 or by completing an Employee Authorization Form and returning it to PPL Services Corporation. Commencement, revision or termination of deductions will become effective as soon as practicable after an employee’s request is received by PPL Services Corporation.

DIVIDENDS

11.	When are dividends paid?

Historically, PPL Corporation and PPL Electric Utilities Corporation have paid dividends on the first day of January, April, July and October to shareowners of record on or about the 10th day of December, March, June and September, respectively. The dividend payment dates and dividend record dates may change in the future. In addition, future dividends, declared at the discretion of the Board of Directors of PPL Corporation and PPL Electric Utilities Corporation, will be dependent upon future earnings, cash flows, financial condition and other factors.

12.	Will participants be credited with dividends on shares held in their account under the Plan?

Yes. As the record holder for participants, Wells Fargo Shareowner Services, as agent, will receive dividends for all shares held on the applicable dividend record date if those dividends are to be reinvested. Subject to a participant’s election to reinvest less than all dividends on shares in the participant’s Plan account as described in Question #14, Wells Fargo Shareowner Services will credit dividends to participants on the basis of full and fractional shares held in their accounts, and such dividends will be reinvested in additional shares of Common Stock.

13.    When will shares be purchased with reinvested dividends?

In the case of shares purchased in the open market, cash dividends typically will be reinvested on the dividend payment date, but no later than the 10th day after the dividend payment date. In the case of newly issued shares of Common Stock, the investment date for dividends typically will be the dividend payment date (or the first day after the dividend payment date on which the New York Stock Exchange is open for trading).

14.    May I have dividends on shares held in the Plan sent directly to me?

Yes. A participant who elects to reinvest less than all of his dividends on shares in his Plan account will be sent the dividends not reinvested by check on the applicable dividend payment date. As an alternative to the receipt of a dividend check, the participant may arrange to have such dividends directly deposited into a bank account selected by the participant. Information concerning the direct deposit of dividends may be obtained by contacting Wells Fargo Shareowner Services as indicated in Question #2.

The election to reinvest less than all of a participant’s Plan dividends may be made by requesting an Authorization Form from Wells Fargo Shareowner Services as indicated in Question #2. Such election can be made by a participant by specifying the percentage of such dividends to be reinvested. The percentage must be from 10 to 90 percent, in increments of 10 percent. The remaining percentage of such dividends will be received by check or direct deposit. A request to reinvest a specified dollar amount of dividends or dividends with respect to a specific number of shares will not be accepted. Once made, an election will remain in effect until changed by the participant. In the absence of receipt of notice from a participant to reinvest less than all of a participant’s Plan dividends, all dividends credited to that account will be reinvested.

Notice of such an election must be received by Wells Fargo Shareowner Services no later than the record date of a particular dividend to be effective for the payment date of that dividend. For example, in order to receive a portion of the January 1 dividend in cash, notice of the participant’s election specifying the percentage of dividends to be reinvested must be received by Wells Fargo Shareowner Services by the record date for that dividend in December. If notice of such election is received after that record date, the dividend payable on January 1 will be governed by any prior election made by the participant and the new election will take effect beginning with the dividend payable on April 1. In the case where the participant had not previously made such an election, all of the participant’s January 1 dividends will be reinvested.

OPTIONAL CASH PAYMENTS

15.    Who is eligible to make optional cash payments?

Shareowners who have submitted a signed Authorization Form, whether or not they have authorized the reinvestment of dividends, are eligible to make optional cash payments. Also, employees who have submitted a signed Employee Authorization Form, whether or not they have authorized automatic payroll deductions, are eligible to make optional cash payments. Any optional cash payment received from a participant will be applied to the purchase of additional shares of Common Stock for his account. Subject to a participant’s election to reinvest less than all dividends on shares in his Plan account as described in Question #14, dividends payable on shares of Common Stock credited to the account of the participant under the Plan will be automatically reinvested in additional shares of Common Stock.

An initial optional cash payment may be made by a participant when enrolling by enclosing a check with the Authorization Form. Checks should be made payable, in U.S. dollars and drawn on a United States bank, to “Shareowner Services” and returned along with the Authorization Form in the envelope provided. Thereafter, optional cash payments may be invested by the use of the cash payment form attached to each Dividend Reinvestment Plan Account Statement sent to participants.

Optional cash payments also can be effected through Wells Fargo Shareowner Services’ Automatic Cash Withdrawal and Investment Service, which enables a participant to have money automatically withdrawn from his checking or savings account and invested in his Plan account. A participant can enroll in, change or terminate this service by contacting Wells Fargo Shareowner Services as indicated in Question #2. Through this service, funds will be withdrawn from a participant’s designated bank account approximately five business days prior to the applicable investment date. The participant will not receive any confirmation of the transfer of funds other than as reflected in his next Dividend Reinvestment Plan Account Statement and his bank account statement. To be effective with respect to a particular investment date, any request to enroll in, change or terminate the service must be received by Wells Fargo Shareowner Services at least 15 business days prior to that investment date.

16.    What are the limitations on making optional cash payments?

The option to make cash payments is available to each participant at any time. Optional cash payments made by a participant must be in U.S. dollars and cannot exceed a total of $80,000 in a calendar year. Optional cash payments must be received by Wells Fargo Shareowner Services by the last business day of a month to be invested as of the investment date of the following month. The same amount of money need not be sent each month or quarter, and there is no obligation to make an optional cash payment each month or quarter.

17.    When will shares be purchased with optional cash payments?

Optional cash payments will be invested monthly.

The investment date for shares purchased in the open market typically is the first day in each month on which the New York Stock Exchange is open for trading, but will be no later than the 10th day of the month following the month in which such payments are received, or deemed to be received, by Wells Fargo Shareowner Services. In the case of newly issued shares of Common Stock, the investment date for optional cash payments will be the first day in each month on which the New York Stock Exchange is open for trading.

Since optional cash payments must be received by Wells Fargo Shareowner Services by the last business day of a month to be invested as of the investment date in the following month, and no interest will be paid on optional cash payments from the time that they are received by Wells Fargo Shareowner Services until invested, you are strongly urged to make your optional cash payments shortly before the last business day of a month. However, you should allow sufficient time to make sure that the payments are received by Wells Fargo Shareowner Services by the last business day of such month.

During the period from the time that optional cash payments are received by Wells Fargo Shareowner Services until invested, the payments may be invested by Wells Fargo Shareowner Services in certain “permitted investments”. For purposes of the Plan, “permitted investments” means any money market mutual funds registered under the Investment Company Act of 1940, as amended (which may include money market mutual funds of an affiliate of Wells Fargo Shareowner Services or for which Wells Fargo Shareowner Services or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America, and/or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such permitted investments is the responsibility of Wells Fargo Shareowner Services, and Wells Fargo Shareowner Services retains the investment income from the permitted investments.

If any optional cash payment, including a payment by check or automatic withdrawal, is returned for any reason, Wells Fargo Shareowner Services may remove from the participant’s account any shares purchased through the credit of such payment and sell those shares. Wells Fargo Shareowner Services may sell other shares in the participant’s account to recover any returned funds fee for each optional cash payment returned, and it may also sell additional shares as necessary to cover any market loss incurred by Wells Fargo Shareowner Services as a result of a returned optional cash payment.

Optional cash payments will be refunded if a request for refund is received by Wells Fargo Shareowner Services at least two business days prior to the investment date.

AUTOMATED TRANSACTIONS

18.    Does the Plan allow for any automated transaction requests?

Yes. Plan participants can perform certain automated transactions via telephone and the Internet, as described below, subject to certain restrictions that may apply.

Telephone Transactions

A participant can establish telephone transaction privileges by contacting Wells Fargo Shareowner Services as indicated in Question #2 and requesting an Automated Request Authorization Form. After establishing these privileges, a participant will be able to effect the following transactions via telephone:

•	Change the amount of or terminate automatic monthly bank withdrawals effected through the Automatic Cash Withdrawal and Investment Service described in Question #15;

•	Change or terminate the dividend reinvestment option (for example, from full to partial reinvestment);

•	Sell some or all of the Plan shares if the current market value of the shares to be sold is $25,000 or less; and

•	Request a certificate for some or all full shares in the Plan if the current market value of the shares for which certificates are requested is $50,000 or less.

Internet Transactions

A participant can establish Internet transaction privileges by activating an online account, which can be done by visiting Wells Fargo Shareowner Services’ designated Web site, www.shareowneronline.com, clicking on “First Time Visitor Sign Up” and following the instructions found on the “First Time Visitor New Member Registration” page. To activate an online account, a participant will need to input the 10-digit Wells Fargo Shareowner Services account number, which is listed on the participant’s Dividend Reinvestment Plan Account Statement, and establish a Personal Identification Number (PIN). After establishing an online account, a participant will be able to effect the following transactions via the Internet:

•	Authorize, change the amount of or terminate automatic monthly bank withdrawals effected through the Automatic Cash Withdrawal and Investment Service described in Question #15;

•	Change the dividend reinvestment option (for example, from full to partial reinvestment); and

•	Sell some or all of the Plan shares if the current market value of the shares to be sold is $25,000 or less.

PURCHASES

19.    How many shares of Common Stock will be purchased for participants?

The number of shares to be purchased for the participant’s account depends on the amount of the participant’s dividends, including dividends on shares credited to the participant’s account under the Plan, the amount of any optional cash payments and the purchase price of the shares of Common Stock. In the case of an employee participant, the number of shares to be purchased also depends on the amount of the employee’s payroll deduction. Each participant’s account will be credited with that number of shares, including fractions computed to three decimal places, equal to the total amount to be invested divided by the applicable purchase price.

20.    What will be the price of shares of Common Stock purchased under the Plan?

Shares of Common Stock purchased for Plan participants may be acquired in the open market or may be newly issued shares of Common Stock.

Purchases of shares in the open market will be made at then current market prices and may be made on any securities exchange where the Common Stock is traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as the broker selected by Wells Fargo Shareowner Services for such purpose may determine. The purchase price for shares acquired in the open market will be the weighted average price of all shares purchased for the Plan, calculated by dividing the total cost of all shares purchased by the number of shares so purchased.

The purchase price for newly issued shares of Common Stock will be the average of the high and low sale prices of the Common Stock on the investment date as reported by The New York Times (as composite transactions). If no trading occurs in the Common Stock on the investment date, the purchase price will be the average of the last bid and asked prices on the New York Stock Exchange on that date.

REPORTS TO PARTICIPANTS

21.    How will participants be advised of their purchase of stock?

As soon as practicable after each purchase, a participant will be mailed a Dividend Reinvestment Plan Account Statement. The Dividend Reinvestment Plan Account Statements are a participant’s continuing record of the cost of his purchases and should be retained for tax purposes. In addition, each participant will receive copies of communications sent generally to all shareowners of PPL Corporation.

CERTIFICATES FOR SHARES

22.    Will stock certificates be issued for shares of Common Stock purchased?

Certificates for shares of Common Stock purchased under the Plan will not be issued to participants unless specifically requested. The number of shares credited to an account under the Plan, including shares transferred to a participant’s account pursuant to the certificate safekeeping features of the Plan, will be shown on the participant’s Dividend Reinvestment Plan Account Statement. Any requests to receive certificates should be sent to Wells Fargo Shareowner Services as indicated in Question #2. Any remaining full shares and fractional shares will remain in the participant’s account. Certificates for fractional shares will not be issued under any circumstances.

Shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in his name.

23.    In whose name will accounts be maintained and certificates registered when issued?

Accounts for shareowner participants will be maintained in the participants’ names as shown on the shareowner records of PPL Corporation or PPL Electric Utilities Corporation at the time the participants join the Plan. Accounts for employee participants will be maintained in the name(s) indicated on the Authorization Form. When issued, certificates for full shares will be registered in the account name.

Upon written request, certificates also can be registered and issued in names other than the account name subject to compliance with any applicable laws, provided that the request bears the signature of the participant and the signature is guaranteed by a financial institution which is a participant in a Medallion signature guarantee program.

DEPOSIT OF SHARES TO THE PLAN FOR SAFEKEEPING

24.    May a participant deposit shares of Common Stock registered in his name to his Plan account for safekeeping?

Yes. Participants may elect to have shares of Common Stock registered in their names held by the Plan for safekeeping. To participate in the safekeeping features of the Plan, Common Stock certificates must be forwarded to Wells Fargo Shareowner Services. Because participants bear the risk of loss when sending stock certificates through the mail, we recommend that certificates be sent via registered mail, insured for at least 3% of the current market value of the shares represented by the certificates. Participants should not endorse the certificates when sending them to Wells Fargo Shareowner Services for deposit.

Shares represented by such certificates will be credited to the participant’s account in the Plan and the certificates will be cancelled. Subject to a participant’s election to reinvest less than all dividends on shares in the participant’s Plan account as described in Question #14, dividends paid on all such shares of Common Stock will be reinvested.

To take advantage of the certificate safekeeping features of the Plan, a participant must submit the certificates to Wells Fargo Shareowner Services, along with the transaction request form attached to each Dividend Reinvestment Plan Account Statement.

Shares of Common Stock held by the Plan for safekeeping are protected against loss, theft and inadvertent destruction. Such shares may be withdrawn or sold at any time in accordance with the procedures described in Questions #28 and #29.

The certificate safekeeping features apply only to Common Stock. Shares of Preferred Stock are not eligible for the safekeeping features of the Plan.

CHANGING METHOD OF PARTICIPATION AND WITHDRAWAL

25.    How does a participant change his method of participation?

A participant may change his method of participation at any time by completing an Authorization Form and returning it to Wells Fargo Shareowner Services or by submitting a request to Wells Fargo Shareowner Services as indicated in Question #2.

26.    May a participant withdraw from the Plan?

Yes. The Plan is entirely voluntary and a participant may withdraw at any time.

If a participant’s request to withdraw from the Plan is received on or after a record date for a particular dividend, but before the payment date for that dividend, Wells Fargo Shareowner Services will process the withdrawal as soon as practicable, and a check for payment of the dividend will be mailed separately to the withdrawing participant. Thereafter, all dividends will be paid in cash and, in the case of employee participants, any payroll deductions will be refunded. See Question #10 for instructions to terminate payroll deductions. A shareowner or employee may elect to re-enroll in the Plan at any time.

A participant may request to withdraw from the Plan and to transfer the shares in his Plan account to a different Plan account. If a participant makes this request between a dividend record date and the corresponding dividend payment date, Wells Fargo Shareowner Services will process the transfer request, but the participant’s Plan account will not be terminated because the participant may receive additional dividend reinvestment shares in his Plan account as a result of the dividend. The participant would need to submit a written request to transfer those additional shares before his Plan account would be terminated.

A participant’s Plan account may be terminated by PPL Corporation if the participant does not have at least one full share registered in his name or in his Plan account.

27.    How does a participant withdraw from the Plan?

In order to withdraw from the Plan, a participant must notify Wells Fargo Shareowner Services as indicated in Question #2 that he wishes to withdraw. The withdrawal notice may also be provided by completing the transaction request form attached to the Dividend Reinvestment Plan Account Statement and returning that form to Wells Fargo Shareowner Services.

28.    What options are available to a participant who withdraws from the Plan?

Upon withdrawing from the Plan, a participant may elect to:

(a)	move all of the full shares credited to his account in the Plan to Direct Registration (described below) and sell any fractional share;

(b)	request that all of the full and any fractional shares credited to his account in the Plan be sold; or

(c)	move any portion of the full shares credited to his account to Direct Registration and sell any shares (both full and fractional) remaining in his account in the Plan after the shares are moved to Direct Registration.

If no election is made in the withdrawal request, the full shares will be moved to Direct Registration and a check will be issued for the net proceeds of the fractional share.

The withdrawing participant must notify Wells Fargo Shareowner Services of his election. The form attached to the participant’s Dividend Reinvestment Plan Account Statement may be used for this purpose. The check for any fractional share will be based on the sale price of the fractional share less any applicable brokerage commission.

If a withdrawing participant requests that his full and fractional shares be sold, Wells Fargo Shareowner Services will place a sale order for such shares for the participant’s account through a broker selected by Wells Fargo Shareowner Services, which may be an affiliate of Wells Fargo Shareowner Services. The participant will receive the proceeds of the sale less any brokerage commission.

Direct Registration is a method of recording shares of stock in book-entry form. Book-entry means that a shareowner’s shares are registered in his name on the books of the company without the need for physical certificates. Any future share transactions involving our Common Stock, including the issuance of shares to a participant upon his withdrawal from the Plan, will be issued in book-entry form rather than certificated form, unless a shareowner requests otherwise. Shares held in book-entry form have the same rights and privileges as shares held in certificated form, but shares in book-entry form allow a shareowner to (i) eliminate the risk and cost of storing certificates in a secure place, (ii) eliminate the cost associated with replacing lost, stolen or destroyed certificates, and (iii) move shares electronically to his broker.

29.    May a participant request that shares held in his Plan account be sold without withdrawing from the Plan?

Yes. A participant may, if he desires, request that all or any part of his shares currently credited to his account in the Plan be sold without such participant having to withdraw from the Plan. However, the participant’s Plan account may be terminated by PPL Corporation if the participant does not have at least one full share registered in his name or in his Plan account.

The form attached to the participant’s Dividend Reinvestment Plan Account Statement may be used to request the sale of shares credited to his account in the Plan. If a participant requests that all or any part of his shares be sold, Wells Fargo Shareowner Services will place a sale order for such shares for the participant’s account through a broker selected by Wells Fargo Shareowner Services, which may be an affiliate of Wells Fargo Shareowner Services. The participant will receive the proceeds of the sale less any brokerage commission. Dividends paid on any full or fractional shares remaining in the participant’s account will continue to be reinvested or paid in cash as previously elected by the participant in accordance with the terms of the Plan.

A participant can arrange for the net proceeds of a sale of his shares to be directly deposited into a bank account by providing Wells Fargo Shareowner Services with a voided blank check for a checking account or blank savings slip for a savings account or by having his signature on the written request medallion guaranteed by a financial institution eligible for direct deposit.

Wells Fargo Shareowner Services will attempt to process a participant’s sale order on the next business day following receipt of a properly completed request, but there is no guarantee that it will be able to effect any sale within this time frame, and sale requests involving multiple transactions are more likely to be subject to a delay. Participants should be aware that the market price of the shares to be sold may fall or rise during the period between a request for sale, the receipt by Wells Fargo Shareowner Services of the request and the ultimate sale of the shares in the open market, and thus the net proceeds that a selling participant will receive following the sale may vary significantly from the amount he expected when requesting the sale.

30.	May a participant terminate his participation through payroll deduction or dividend reinvestments and still remain in the Plan?

Yes. A participant who terminates payroll deductions or the reinvestment of dividends may leave his shares in the Plan. The participant may continue to make optional cash payments.

OTHER INFORMATION

31.	What are the costs to participate in the Plan?

Brokerage commissions and service charges incurred in connection with the purchase of shares of Common Stock in the open market currently are paid by PPL Corporation.

If a participant requests that all or any of his Plan shares be sold, the participant will receive the proceeds of the sale less any brokerage commission. The brokerage commission for sales currently is $.10 per share. Service charges for sales currently are paid by PPL Corporation.

Services charges for other features of the Plan, such as account set-up fees, certificate deposits, certificate withdrawal requests, automatic bank withdrawals, optional cash investments and full or partial transfer of Plan shares, currently are paid by PPL Corporation.

The fee for returned checks or rejected automatic bank withdrawals is $25.00 per item.

Copies of account statements for the current year or the immediately preceding year are provided to participants at no cost by contacting Wells Fargo Shareowner Services as indicated in Question #2. The cost for copies of account statements for all other years is $25.00 and requests should be mailed to PPL Investor Services, Two North Ninth Street, Allentown, PA 18101—1179, and should include the participant’s Plan account number and name and a check for $25.00 made payable to “PPL Services Corporation.”

We reserve the right to change the fee and commission structure of the Plan at any time. We will provide participants with notice of any fee and commission changes prior to the changes becoming effective.

32.	What happens when a participant sells or transfers all of the shares registered in his name but not held in an account under the Plan?

If a participant disposes of all shares registered in his name but not held in an account under the Plan, dividends on the shares held for the participant’s account under the Plan will continue to be paid and/or reinvested in accordance with his most recent Authorization Form.

A participant’s Plan account may be terminated by PPL Corporation if the participant does not have at least one full share registered in his name or in his Plan account.

33.	What happens if PPL Corporation issues a stock dividend or declares a stock split?

Any stock dividend or split shares distributed by PPL Corporation on shares credited to the account of a participant under the Plan will be credited to the participant’s account. Stock dividends or split shares distributed on shares held directly by participants will be credited to such participants in the same manner as to shareowners who are not participating in the Plan. If a participant submits a request to sell the shares to be received in connection with the stock dividend or stock split or to withdraw from the Plan between the record date and the payable date for such stock distribution, the request will not be processed until after the stock distribution is credited to the participant’s account.

34.	How will a participant’s shares held under the Plan be voted at meetings of shareowners?

If shares registered in the name of a participant (i.e., shares not held in his Plan account) are voted by him on any matter submitted to a meeting of shareowners, PPL Corporation will vote any shares held in the participant’s account under the Plan in accordance with the participant’s proxy or instructions for the shares registered in his name. If no shares are registered in a participant’s name, shares credited to the account of a participant under the Plan will be voted in accordance with instructions of the participant given on an instruction form which will be furnished to the participant. If the participant desires to vote in person at the meeting, a proxy for shares credited to his account under the Plan may be obtained upon written request received by PPL Corporation at least 15 days before the meeting.

If no instructions are received on a returned proxy card or instruction form, properly signed, with respect to any item thereon, all of a participant’s shares—those registered in his name, if any, and shares credited to his account under the Plan—will be voted in the same manner as for non-participating shareowners who return proxies and do not provide instructions (i.e., in accordance with the recommendations of the Board of Directors of PPL Corporation). If the proxy card or instruction form is not returned or if it is returned unsigned, none of the participant’s shares will be voted unless the participant votes in person.

35.	What are the Federal income tax consequences of participation in the Plan?

In the case of shares acquired for a participating shareholder in open market transactions with reinvested dividends, for Federal income tax purposes the participating shareholder must include in gross income a dividend equal to the amount of cash used to purchase shares on his behalf in the open market, increased by the amount of any brokerage commissions attributable to the purchase of such shares. That amount will be reported to the participant annually on Internal Revenue Service Form 1099. A participating shareholder who acquires shares of Common Stock from the company (i.e., newly-issued shares) with reinvested dividends under the Plan must include in gross income for Federal income tax purposes a dividend equal to the amount of the fair market value of the shares of Common Stock received.

A participant’s tax basis for shares purchased pursuant to the Plan with reinvested dividends will be the amount included in gross income by the participant with reference to such shares. A participant’s tax basis for shares purchased pursuant to the Plan with optional cash payments or employee payroll deductions will be the price paid by the company for such shares, increased by the amount of any brokerage commissions attributable to the purchase of such shares. The shares will have a holding period beginning on the day after the shares are allocated to the participant’s account. The participant’s Dividend Reinvestment Plan Account Statement will show the tax basis for the current transaction and the date the shares were allocated to the participant’s account.

A participant will not recognize any taxable income when he receives full shares credited to his account either upon his request that such shares be issued or upon withdrawal from the Plan or the termination of the Plan by PPL Corporation. However, a participant must recognize gain or loss when full shares credited to his account under the Plan are sold either at the request of the participant or by the participant himself after shares have been registered in his name. A participant must also recognize gain or loss when such participant receives a cash payment for any fractional share credited to such participant’s account upon such participant’s withdrawal from the Plan or upon the termination of the Plan by PPL Corporation. The amount of gain or loss is the difference between the amount which the participant receives for the shares (or fractional share) and the tax cost basis thereof. Such gain or loss will be capital in character if such shares or fractional shares are a capital asset in the hands of the participant. The deductibility of any capital losses is subject to certain restrictions. For further information as to the tax consequences to participants in the Plan, participants should consult with their own tax advisors.

In the case of those foreign shareowners whose dividends are subject to United States federal income tax withholding or in the case of domestic shareowners whose dividends are subject to backup withholding tax, the amount applied to the purchase of shares will be equal to the amount of dividends to be reinvested less the amount of any tax required to be withheld. The regular Dividend Reinvestment Plan Account Statement confirming purchases will indicate the amount of any tax withheld.

36.	May the Plan be changed or discontinued?

PPL Corporation reserves the right to make modifications to the Plan. It also reserves the right to suspend or terminate the Plan at any time. Any such modification, suspension or termination will be announced to both participating and non-participating shareowners.

37.	What are the responsibilities of PPL Corporation and Wells Fargo Shareowner Services under the Plan?

In administering the Plan, PPL Corporation and Wells Fargo Shareowner Services, or any other agent designated by PPL Corporation, will not be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability (i) arising out of failure to terminate a participant’s account upon that participant’s death, (ii) with respect to the prices or times at which shares are purchased or sold for participants, or (iii) as to the value of the shares acquired for participants; provided, however, that the foregoing will not limit any liability of either PPL Corporation or Wells Fargo Shareowner Services under the Federal securities laws.

Wells Fargo is acting solely as agent of PPL Corporation and owes no duties, fiduciary or otherwise, to any other person by reason of the Plan, and no implied duties, fiduciary or otherwise, shall be read into the Plan. Wells Fargo Shareowner Services undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into the Plan against Wells Fargo Shareowner Services or PPL Corporation. In the absence of negligence or willful misconduct on its part, Wells Fargo Shareowner Services, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall Wells Fargo Shareowner Services be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if Wells Fargo Shareowner Services has been advised of the likelihood of such loss or damage and regardless of the form of action. Wells Fargo Shareowner Services shall not be: (i) required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own, or (ii) obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity. Wells Fargo Shareowner Services shall not be responsible or liable for any failure or delay in the performance of its obligations under the Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control; it being understood that Wells Fargo Shareowner Services shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances. Wells Fargo Shareowner Services, as the Plan administrator, is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of Common Stock by Plan participants. Wells Fargo Shareowner Services will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from a participant.

38.	Who interprets and regulates the Plan?

PPL Corporation and Wells Fargo Shareowner Services reserve the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan.

USE OF PROCEEDS

We cannot predict the number of shares of Common Stock that will be purchased under the Plan or the prices at which shares will be purchased. To the extent that shares are purchased from us, and not in the open market, we intend to add the proceeds from the sales to our general funds to be used for general corporate purposes. The amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

DESCRIPTION OF PPL CORPORATION’S CAPITAL STOCK

The description below is a summary of certain provisions of PPL Corporation’s capital stock. The Pennsylvania Business Corporation Law, or BCL, and the Amended and Restated Articles of Incorporation and Bylaws of PPL Corporation determine the rights and privileges of holders of PPL Corporation’s capital stock. We encourage you to read such documents, which have been filed with the SEC and are available on our Web site (www.pplweb.com), and the Pennsylvania law for more information regarding such capital stock.

Authorized Capital

The authorized capital stock of PPL Corporation consists of 780,000,000 shares of Common Stock, par value $.01 per share and 10,000,000 shares of Preferred Stock, par value $.01 per share.

Common Stock

As of August 31, 2005, 380,138,936 shares of Common Stock were issued and outstanding. The outstanding Common Stock is, and the Common Stock offered hereby when issued and paid for will be, fully paid and non-assessable.

Dividends.    Dividends on the Common Stock will be paid if, when and as determined by the Board of Directors of PPL Corporation out of funds legally available for this purpose. The rate and timing of future dividends will depend upon the future earnings, cash flows and financial condition of PPL Corporation and its subsidiaries and upon other relevant factors, which PPL Corporation cannot presently determine. As a practical matter, the ability of PPL Corporation to pay dividends will be governed by the ability of PPL Corporation’s operating subsidiaries to pay dividends to PPL Corporation. The subsidiaries’ ability to pay dividends to PPL Corporation will be subject to the prior rights of the holders of such subsidiaries’ outstanding debt and preferred securities, the availability of earnings and the needs of their businesses.

Voting Rights.    Holders of Common Stock are entitled to one vote for each share held by them on all matters presented to shareowners. Pursuant to PPL Corporation’s Articles of Incorporation, the holders of Common Stock will not have cumulative voting rights in the election of directors. PPL Corporation’s Bylaws provide for a classified board of directors consisting of three classes as nearly equal in number as may be. Each class holds office until the third year following the election of such class, and no director may be removed except for cause upon a two-thirds vote of all outstanding shares. PPL Corporation’s bylaws also provide for certain notice requirements for shareowner nominations and proposals at annual meetings and preclude shareowners from bringing business before any special meeting. PPL Corporation’s Articles of Incorporation and certain provisions of Pennsylvania law would require a supermajority vote of the holders of Common Stock or a majority vote of disinterested directors to approve certain business combinations and other major transactions involving PPL Corporation.

Liquidation Rights.    After satisfaction of the preferential liquidation rights of any Preferred Stock, the holders of Common Stock are entitled to share, ratably, in the distribution of all remaining net assets.

Preemptive and Other Rights.    The holders of Common Stock do not have preemptive rights as to additional issues of Common Stock or conversion rights. The shares of Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

Preferred Stock

PPL Corporation’s Board of Directors is authorized, without further shareowner action, to divide the Preferred Stock into one or more classes or series and to determine the designations, preferences, limitations and special rights of any class or series including, but not limited to, the following:

(a)	the rate of dividend, if any;

(b)	the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, dissolution or winding up of PPL Corporation;

(c)	the terms and conditions upon which shares may be converted into shares of other series or other capital stock, if issued with the privilege of conversion;

(d)	the price at and the terms and conditions upon which shares may be redeemed; and

(e)	the voting rights, if any.

Holders of Preferred Stock do not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of PPL Corporation, or other securities or other right or option to purchase shares of capital stock.

POSSIBLE ANTI-TAKEOVER EFFECTS OF THE ARTICLES AND BYLAWS

Certain provisions of the Articles of Incorporation and Bylaws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire the business of PPL Corporation. As permitted by the BCL, our Articles of Incorporation and Bylaws:

(a)	do not provide for cumulative voting in the election of directors,

(b)	restrict shareholders from bringing any business before a special meeting of shareowners,

(c)	require prior written notice of any business to be brought by a shareowner before the annual meeting, and

(d)	require advance notice for shareowner nominations for directors.

In addition, the Articles of Incorporation and Bylaws authorize the Board of Directors to create and issue a new class or series of preferred stock, provide for a classified Board of Directors, and include certain fair price provisions and super-majority voting requirements relating to business combinations, removal of directors and amendments to the Articles of Incorporation and Bylaws. These provisions in our Articles of Incorporation and Bylaws may limit the ability of individuals to bring matters before shareowner meetings, change the composition of the Board of Directors and pursue a merger, takeover, business combination or tender offer involving PPL Corporation, which, under certain circumstances, could encourage a potentially interested purchaser to negotiate with the Board of Directors rather than pursue a non-negotiated takeover attempt, including one which shareowners might favor, and could reduce the market value of our common stock.

Listing.    The Common Stock will be listed on the New York and Philadelphia Stock Exchanges.

Transfer Agent and Registrar.    The sole Transfer Agent and Registrar for the Common Stock is Wells Fargo Bank, N.A., St. Paul, Minnesota.

VALIDITY OF COMMON STOCK

Simpson Thacher & Bartlett LLP, New York, New York, counsel to PPL Corporation, will pass upon the validity of the shares of common stock offered hereby for PPL Corporation. Thomas D. Salus, Esq., Senior Counsel of PPL Services Corporation, will pass upon the validity of the shares of common stock for PPL Corporation. Simpson Thacher & Bartlett LLP will rely on the opinion of Mr. Salus as to matters involving the law of the Commonwealth of Pennsylvania.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to PPL Corporation’s Current Report on Form 8-K dated August 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION

The directors and officers of PPL Corporation are entitled to indemnification as expressly permitted by the provisions of the BCL and the Bylaws of the company. PPL Corporation presently has insurance policies which, among other things, include liability insurance coverage for officers and directors and officers and directors of PPL Corporation’s subsidiaries under which such officers and directors are covered against any loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling PPL Corporation pursuant to the foregoing provisions, PPL Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by PPL Corporation. This Prospectus is not an offer to sell or a solicitation of an offer to buy in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of PPL Corporation since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Registration fee	22,804
Printing and engraving	8,000
Legal fees	28,000
Accounting fees	12,000
Postage	8,000
Miscellaneous	3,406

Total	$82,210

All of the above except the Securities and Exchange Commission registration fee are estimated.

Item 15.	Indemnification of Directors and Officers.

Section 7.01 of the Bylaws of PPL Corporation provides:

(a)    Right to Indemnification.    Except as prohibited by law, every director and officer of the corporation shall be entitled as of right to be indemnified by the corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as “action”). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of service to the corporation or to another such entity at the request of the corporation to the extent the board of directors at any time denominates such person as entitled to the benefits of this Section 7.01. As used herein, “expense” shall include fees and expenses of counsel selected by such person; and “liability” shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

(b)    Right of Claimant to Bring Suit.    If a claim under paragraph (a) of this Section 7.01 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the corporation would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

(c)    Insurance and Funding.    The corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 7.01. The corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

(d)    Non-Exclusivity; Nature and Extent of Rights.    The right of indemnification provided for herein (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, bylaw or charter provision, vote of shareholders or directors or otherwise, (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal.

Directors and officers of PPL Corporation may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Pennsylvania law.

PPL Corporation presently has insurance policies which, among other things, include liability insurance coverage for officers and directors and officers and directors of PPL Corporation’s subsidiaries under which such officers and directors are covered against any “loss” by reason of payment of damages, judgments, settlements and costs, as well as charges and expenses incurred in the defense of actions, suits or proceedings. “Loss” is specifically defined to exclude fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained personal profit or advantage, and dishonesty.

Item 16.	Exhibits.

Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, Commonwealth of Pennsylvania, on the 23rd day of September 2005.

PPL CORPORATION

By:	/s/ WILLIAM F. HECHT
Name: Title:	William F. Hecht Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by or on behalf of the following persons in the capacities indicated on the 23rd day of September 2005.

Signature	Title

/s/ WILLIAM F. HECHT William F. Hecht	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ JAMES H. MILLER James H. Miller	President, Chief Operating Officer and Director

/s/ JOHN R. BIGGAR John R. Biggar	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ PAUL A. FARR Paul A. Farr	Senior Vice President—Financial and Controller (Principal Accounting Officer)

Directors: Frederick M. Bernthal Stuart Heydt John W. Conway W. Keith Smith E. Allen Deaver Susan M. Stalnecker Louise K. Goeser

By:	/s/ WILLIAM F. HECHT
William F. Hecht Attorney-in-fact

EXHIBIT INDEX

3.1	Amended and Restated Articles of Incorporation of PPL Corporation (Exhibit 3.1 to PPL Corporation’s current report on Form 8-K (File No. 1-11459) dated August 19, 2005)

3.2	Bylaws of PPL Corporation (Exhibit 3.2 to PPL Corporation’s current report on Form 8-K (File No. 1-11459) dated August 19, 2005)

4.1	Form of Common Stock Certificate (Exhibit 4.21 to PPL Corporation’s registration statements on Form S-3 (File Nos. 333-54504, 333-54504-01 and 333-54504-02))

5.1	Opinion of Thomas D. Salus, Esq. with respect to legality of securities being registered hereunder

5.2	Opinion of Simpson Thacher & Bartlett LLP with respect to legality of securities being registered hereunder

23.1	Consent of Thomas D. Salus, Esq. (reference is made to Exhibit 5.1 filed herewith)

23.2	Consent of Simpson Thacher & Bartlett LLP (reference is made to Exhibit 5.2 filed herewith)

23.3	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney